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                                PROMISSORY NOTE


$2,620,000.00                                          Hampton, South Carolina
                                                              October 15, 1996


         FOR VALUE RECEIVED, the undersigned SAFETY DISPOSAL SYSTEM OF SOUTH CAROLINA, INC., a South Carolina corporation ("Borrower"), promises to pay to the order of CHAMBERS MEDICAL TECHNOLOGIES OF SOUTH CAROLINA, INC., a South Carolina corporation ("Chambers"), at the office of the Chambers at 3001 South Pioneer Drive, Smyrna, Georgia 30080, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of TWO MILLION SIX HUNDRED TWENTY THOUSAND ($2,620,000.00) DOLLARS, without interest thereon.

         The principal shall be payable in lawful money of the United States, on the dates and in the amounts specified below, to wit:

         The principal balance of the Note shall be paid quarterly commencing January 1, 1997 and payable on the first business day of each calender quarter thereafter as follows: (i) $52,500 per quarter in the first year; (ii) $102,500 per quarter in the second year; (iii) $225,000 per quarter during the third year: and (iv) $275,000 per quarter in the fourth year.

         Borrower will be required to make prepayments of principal during the first two years of the Note, if in either year, it burns at least 72,000,000 pounds of waste during such year. Such prepayment shall be made by February 28 of the following year in an amount equal to $.005 per pound for each pound burned in excess of 72,000,000 pounds up to 84,000,000 pounds and $.01 per pound for each pound in excess of 84,000,000 pounds. The prepayments shall reduce the principal payments due in the fourth year of the Note. Notwithstanding anything herein to the contrary, principal payments in the first two years of the Note, including any required prepayment, shall not exceed $700,000 per year.

         Buyer shall have the right to prepay the principal, in whole or in part, at any time during the term of the Note at a discount of 5% per year of prepayment in accordance with the amortization schedule attached hereto.

         Borrower shall pay all amounts owing under this Note in full when due without set-off, counterclaim, deduction or withholding for any reason whatsoever, including any amounts that may be owed under that certain Asset Purchase Agreement between Borrower and Chambers dated August 29, 1996.

          If Borrower fails to make any payment of any sums payable pursuant to the terms of this Note after thirty (30) days written notice, or if default or other event causing the acceleration of this Note occur under the Mortgage and Security Agreement securing this Note (the "Mortgage") (on "Event of Default"), then or at any time thereafter at the option of the holder of this Note the whole of the principal sum then remaining unpaid hereunder, shall immediately become due and payable without any further notice and Chambers shall be entitled to pursue any and all rights and remedies provided by applicable law and/or under the terms of this Note or Mortgage, all of which

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shall  be cumulative and may be exercised successively or concurrently.

         From and after an Event of Default, and regardless of whether the Chambers also elects to accelerate the maturity of this Note, the entire principal remaining unpaid hereunder shall bear an augmented annual interest rate equal to two percent (2%) over the Prime Rate of CitiBank, N.A. as published in the Wall Street Journal. Failure to exercise any and all rights or remedies Chambers may in the event of any such default be entitled to shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default, whether of the same or different nature. No waiver of any right or remedy by Chambers shall be effective unless made in writing and signed by Chambers, nor shall any waiver on one occasion apply to any future occasion.

         If this Note is placed in the hands of an attorney for collection or is collected through any legal proceedings or in case it becomes necessary to protect the security hereof (whether suit be brought or not), the Borrower promises to pay (in addition to costs and disbursements otherwise allowed) all costs of collection, including to the extent permitted by law, reasonable attorney's fees and court costs including fees and costs incurred during appellate or bankruptcy proceedings.

         This Note shall be governed by, and construed and enforced in accordance with the laws of the State of South Carolina. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Time shall be of the essence with respect to the terms of this Note. This Note cannot be changed or modified orally.

         The Mortgage encumbers real and personal property located in Hampton County, South Carolina, and is intended to be recorded amongst the Public Records of said County.


         WITNESS the due execution hereof as of the date first above written.

                                SAFETY DISPOSAL SYSTEM OF SOUTH
                                CAROLINA, INC.


                                By: /s/ Daniel A. Stauber
                                    ----------------------------
                                    DANIEL A. STAUBER, PRESIDENT





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